Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Fourth Quarter and Full Year 2016 Results

DALLAS, Texas - February 16, 2017 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the fourth quarter and full year ended December 31, 2016, including the following significant highlights:
Fourth Quarter 2016

•	Quarterly revenues and net income of $1.1 billion and $67.6 million, respectively, compared to $1.5 billion and $200.0 million, respectively, in 2015

•	Quarterly earnings per common diluted share of $0.44 compared to $1.30 per share in 2015

•	No sales of leased railcars during the quarter compared to sales that generated $0.58 of earnings per common diluted share in 2015

•	Quarterly deliveries and orders totaling 7,435 and 1,985 railcars, respectively, in the Rail Group

•	An investment of $243.9 million in the Company's wholly-owned lease fleet during the quarter
Full Year 2016

•	Consolidated revenues and net income of $4.6 billion and $343.6 million, respectively, compared to $6.4 billion and $796.5 million, respectively, in 2015

•	Earnings per common diluted share of $2.25 compared to $5.08 per share in 2015

•	Earnings per common diluted share from sales of leased railcars of $0.21 compared to $1.45 in 2015

•
Railcar deliveries of 27,240 with Rail Group backlog of $3.0 billion as of December 31, 2016, compared to railcar deliveries of 34,295 in 2015 and Rail Group backlog of $5.4 billion as of December 31, 2015

•	Owned and managed leased railcar fleet of 103,840 as of December 31, 2016, a 10% increase year-over-year

•	Wind tower orders of $1.2 billion in 2016 and backlog of $1.1 billion as of December 31, 2016, an increase of 209% year-over-year

•	Record operating profit in the Construction Products Group of $72.6 million compared to $54.5 million in 2015
Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $67.6 million, or $0.44 per common diluted share, for the fourth quarter ended December 31, 2016. Net income for the same quarter of 2015 was $200.0 million, or $1.30 per common diluted share. Revenues for the fourth quarter of 2016 totaled $1.1 billion compared to revenues of $1.5 billion for the same quarter of 2015.
For the year ended December 31, 2016, the Company reported net income attributable to Trinity stockholders of $343.6 million, or $2.25 per common diluted share. In 2015, the Company reported net income of $796.5 million, or $5.08 per common diluted share. Revenues for the year ended December 31, 2016 were $4.6 billion compared to revenues of $6.4 billion in 2015.
"Our 2016 results were slightly ahead of our expectations and reflect our Company’s ability to successfully transition as market conditions shift," said Timothy R. Wallace, Trinity’s Chairman, CEO and President. “Our people have continued to execute well in a challenging business environment. We remain focused on controlling costs, maintaining a strong balance sheet, and initiatives to improve our performance.”

Mr. Wallace added, “Many of the market challenges we faced in 2016 persist in 2017. The oversupply of railcars and barges in North America continues to impact market fundamentals. The flexible nature of Trinity's business model positions our company to respond when market conditions shift.”
Business Group Results
In the fourth quarter of 2016, the Rail Group reported revenues of $816.4 million compared to revenues of $1,133.6 million in the fourth quarter of 2015. Operating profit and profit margin for the Rail Group was $110.3 million and 13.5% in the fourth quarter of 2016 compared to operating profit and profit margin of $267.9 million and 23.6% in the fourth quarter of 2015. The decrease in revenues and profit was primarily due to lower railcar deliveries and changes in product mix. The Rail Group shipped 7,435 railcars and received orders for 1,985 railcars during the fourth quarter. The Rail Group had a backlog of $3.0 billion as of December 31, 2016, representing 29,220 railcars, compared to a backlog of $3.7 billion as of September 30, 2016, representing 34,870 railcars.
The Railcar Leasing and Management Services Group reported total revenues of $178.2 million in the fourth quarter of 2016 compared to total revenues of $372.7 million in the same quarter of 2015. Operating profit for this Group was $87.7 million in the fourth quarter of 2016 compared to operating profit of $187.5 million in the fourth quarter of 2015. The decrease in revenues and operating profit was due to the absence of sales of leased railcars from the lease fleet during the fourth quarter of 2016. Supplemental information for the Leasing Group is provided in the accompanying tables.
The Inland Barge Group reported revenues of $75.1 million in the fourth quarter of 2016 compared to revenues of $147.2 million in the fourth quarter of 2015. Operating profit and profit margin for this Group was $6.7 million and 8.9% in the fourth quarter of 2016 compared to $20.7 million and 14.1% in the fourth quarter of 2015. The decrease in revenues and operating profit compared to the same quarter last year was primarily due to lower barge deliveries and changes in product mix. As of December 31, 2016, the Inland Barge Group had a backlog of $120.0 million compared to a backlog of $177.3 million as of September 30, 2016.
The Energy Equipment Group reported revenues of $257.0 million in the fourth quarter of 2016 compared to revenues of $242.2 million in the same quarter of 2015. The increase in revenues compared to the same quarter last year was due to higher delivery volumes in the structural wind towers business partially offset by lower delivery volumes in other product lines. Operating profit and profit margin for the fourth quarter of 2016 was $29.6 million and 11.5% compared to $32.6 million and 13.5% in the same quarter last year as higher profit in our structural wind towers business was offset by lower profit from our other businesses. The backlog for structural wind towers as of December 31, 2016 was $1.1 billion compared to a backlog of $1.0 billion as of September 30, 2016. The Company added approximately $200 million in structural wind tower orders to its backlog during the fourth quarter of 2016.
The Construction Products Group reported revenues of $112.7 million in the fourth quarter of 2016 compared to revenues of $113.7 million in the fourth quarter of 2015. Operating profit and profit margin for the fourth quarter of 2016 increased to $11.4 million and 10.1% compared to operating profit and profit margin of $5.0 million and 4.4% in the fourth quarter of 2015. Revenues decreased compared to the same quarter last year primarily as a result of lower volumes in our highway products business partially offset by higher volumes in our construction aggregates business. Operating profit for the Group increased in the fourth quarter of 2016 primarily as a result of improved profit margin in our construction aggregates and highway products businesses.
Cash and Liquidity
At December 31, 2016, the Company had cash, cash equivalents, and short-term marketable securities of $798.1 million. When combined with capacity under committed credit facilities, the Company had approximately $2.1 billion of available liquidity at the end of the fourth quarter.

Share Repurchase
There were no shares repurchased during the fourth quarter of 2016 under the Company's current share repurchase authorization. During 2016 the Company repurchased 2,070,600 shares of common stock at a cost of $34.7 million leaving $215.4 million remaining under its current authorization through December 31, 2017.
Earnings Guidance for 2017
For the full year of 2017, the Company anticipates earnings per common diluted share of between $1.00 and $1.35.
At this time, based on the level of order inquiries and scheduled backlog production, the Rail Group expects full year 2017 deliveries of between 14,000 and 15,000.
The Company's earnings guidance for 2017 also includes expected sales of leased railcars of between $300 million and $400 million.
Actual results in 2017 may differ from present expectations and could be impacted by a number of factors including, among others, the risk factors disclosed in "Risk Factors" and "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the most recent fiscal year.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on February 17, 2017 to discuss its fourth quarter and full year results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Conference Calls menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0868 until 11:59 p.m. Eastern on February 24, 2017.
Company Description
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns complementary market-leading businesses providing products and services to the energy, chemical, agriculture, transportation, and construction sectors, among others. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.

Investor Contact:
Jessica Greiner
Vice President, Investor Relations
Trinity Corporate Services, LLC
214/631-4420

Media Contact:
Jack Todd
Vice President, Public Affairs
Trinity Industries, Inc.
214/589-8909

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2016	2015
Revenues	$1,103.8	$1,547.0
Operating costs:
Cost of revenues	841.2	1,116.1
Selling, engineering, and administrative expenses	101.9	137.1
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	—	(63.3)
Other	(2.9)	(0.9)
	940.2	1,189.0
Operating profit	163.6	358.0
Interest expense, net	43.7	45.3
Other, net	4.3	(1.6)
Income before income taxes	115.6	314.3
Provision for income taxes	41.4	110.3
Net income	74.2	204.0
Net income attributable to noncontrolling interest	6.6	4.0
Net income attributable to Trinity Industries, Inc.	$67.6	$200.0

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.44	$1.30
Diluted	$0.44	$1.30
Weighted average number of shares outstanding:
Basic	148.7	149.0
Diluted	149.4	149.6

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Year Ended December 31,
	2016	2015
Revenues	$4,588.3	$6,392.7
Operating costs:
Cost of revenues	3,456.1	4,656.2
Selling, engineering, and administrative expenses	407.4	476.4
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(13.5)	(166.1)
Other	(3.9)	(12.7)
	3,846.1	4,953.8
Operating profit	742.2	1,438.9
Interest expense, net	176.5	192.5
Other, net	(1.1)	(5.6)
Income before income taxes	566.8	1,252.0
Provision for income taxes	202.1	426.0
Net income	364.7	826.0
Net income attributable to noncontrolling interest	21.1	29.5
Net income attributable to Trinity Industries, Inc.	$343.6	$796.5

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$2.25	$5.14
Diluted	$2.25	$5.08
Weighted average number of shares outstanding:
Basic	148.4	150.2
Diluted	148.6	152.2

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,
Revenues:	2016	2015
Rail Group	$816.4	$1,133.6
Construction Products Group	112.7	113.7
Inland Barge Group	75.1	147.2
Energy Equipment Group	257.0	242.2
Railcar Leasing and Management Services Group	178.2	372.7
All Other	23.9	28.3
Segment Totals before Eliminations	1,463.3	2,037.7
Eliminations - lease subsidiary	(279.8)	(381.5)
Eliminations - other	(79.7)	(109.2)
Consolidated Total	$1,103.8	$1,547.0

	Three Months Ended December 31,
Operating profit (loss):	2016	2015
Rail Group	$110.3	$267.9
Construction Products Group	11.4	5.0
Inland Barge Group	6.7	20.7
Energy Equipment Group	29.6	32.6
Railcar Leasing and Management Services Group	87.7	187.5
All Other	(5.1)	(3.6)
Segment Totals before Eliminations and Corporate Expenses	240.6	510.1
Corporate	(36.0)	(53.9)
Eliminations - lease subsidiary	(39.1)	(95.8)
Eliminations - other	(1.9)	(2.4)
Consolidated Total	$163.6	$358.0

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Year Ended December 31,
Revenues:	2016	2015
Rail Group	$3,077.3	$4,461.8
Construction Products Group	523.2	532.6
Inland Barge Group	403.1	652.9
Energy Equipment Group	1,012.7	1,113.7
Railcar Leasing and Management Services Group	827.0	1,104.8
All Other	92.2	112.3
Segment Totals before Eliminations	5,935.5	7,978.1
Eliminations - lease subsidiary	(1,021.9)	(1,164.4)
Eliminations - other	(325.3)	(421.0)
Consolidated Total	$4,588.3	$6,392.7

	Year Ended December 31,
Operating profit (loss):	2016	2015
Rail Group	$459.9	$931.6
Construction Products Group	72.6	54.5
Inland Barge Group	45.3	117.0
Energy Equipment Group	133.1	150.9
Railcar Leasing and Management Services Group	360.1	606.2
All Other	(18.9)	(8.2)
Segment Totals before Eliminations and Corporate Expenses	1,052.1	1,852.0
Corporate	(131.0)	(152.6)
Eliminations - lease subsidiary	(178.2)	(259.6)
Eliminations - other	(0.7)	(0.9)
Consolidated Total	$742.2	$1,438.9

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	($ in millions)
Revenues:
Leasing and management	$178.2	$179.0	$700.9	$699.9
Sales of railcars owned one year or less at the time of sale(1)	—	193.7	126.1	404.9
Total revenues	$178.2	$372.7	$827.0	$1,104.8
Operating profit:
Leasing and management	$87.7	$76.4	$312.5	$331.1
Railcar sales(1):
Railcars owned one year or less at the time of sale	—	47.8	34.1	109.0
Railcars owned more than one year at the time of sale	—	63.3	13.5	166.1
Total operating profit	$87.7	$187.5	$360.1	$606.2
Operating profit margin:
Leasing and management	49.2%	42.7%	44.6%	47.3%
Railcar sales	*	*	*	*
Total operating profit margin	49.2%	50.3%	43.5%	54.9%
Selected expense information(2):
Depreciation	$40.7	$36.5	$156.2	$142.3
Maintenance and compliance	$19.6	$31.4	$104.3	$97.3
Rent	$10.0	$10.3	$39.3	$41.6
Interest	$30.8	$32.0	$125.2	$138.8

	December 31, 2016	December 31, 2015
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned	60,440	52,030
Partially-owned	24,670	24,735
	85,110	76,765
Portfolio utilization	97.6%	97.7%

	Year Ended December 31,
	2016	2015
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$126.1	$404.9
Railcars owned more than one year at the time of sale	37.7	514.6
Rail Group	8.1	260.5
	$171.9	$1,180.0
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2)Depreciation, maintenance and compliance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2016	December 31, 2015
Cash and cash equivalents	$563.4	$786.0
Short-term marketable securities	234.7	84.9
Receivables, net of allowance	378.7	369.9
Income tax receivable	102.1	94.9
Inventories	665.8	943.1
Restricted cash	178.2	195.8
Net property, plant, and equipment	5,966.8	5,348.0
Goodwill	754.1	753.8
Other assets	281.5	309.5
	$9,125.3	$8,885.9

Accounts payable	$156.1	$216.8
Accrued liabilities	426.1	529.6
Debt, net of unamortized discount of $27.1 and $44.2	3,056.6	3,195.4
Deferred income	23.5	27.1
Deferred income taxes	1,072.9	752.2
Other liabilities	79.0	116.1
Stockholders' equity:
Trinity Industries, Inc.	3,918.5	3,653.9
Noncontrolling interest	392.6	394.8
	4,311.1	4,048.7
	$9,125.3	$8,885.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2016	December 31, 2015
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,936.1	$1,861.5
Accumulated depreciation	(974.4)	(905.4)
	961.7	956.1
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	4,673.0	3,763.5
Accumulated depreciation	(760.1)	(647.9)
	3,923.6	3,126.3
Partially-owned subsidiaries:
Equipment on lease	2,309.4	2,307.7
Accumulated depreciation	(429.8)	(369.1)
	1,879.6	1,938.6

Deferred profit on railcars sold to the Leasing Group	(948.2)	(798.0)
Accumulated amortization	150.1	125.0
	(798.1)	(673.0)
	$5,966.8	$5,348.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2016	December 31, 2015
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.4 and $0.4	399.6	399.6
Convertible subordinated notes, net of unamortized discount of $26.7 and $43.8	422.7	405.6
Other	—	0.5
	822.3	805.7
Less: unamortized debt issuance costs	(3.7)	(4.7)
	818.6	801.0
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations, net of unamortized debt issuance costs of $0.1 and $0.1	32.0	35.7
	32.0	35.7
Non-recourse:
Secured railcar equipment notes	647.3	679.5
Warehouse facility	204.1	264.3
	851.4	943.8
Less: unamortized debt issuance costs	(11.4)	(15.1)
	840.0	928.7
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,381.0	1,446.9
Less: unamortized debt issuance costs	(15.0)	(16.9)
	1,366.0	1,430.0
	$3,056.6	$3,195.4

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	December 31, 2016	December 31, 2015
Leasing Debt Summary
Total Recourse Debt	$32.0	$35.7
Total Non-Recourse Debt	2,206.0	2,358.7
	$2,238.0	$2,394.4
Total Leasing Debt
Wholly-owned subsidiaries	$872.0	$964.4
Partially-owned subsidiaries	1,366.0	1,430.0
	$2,238.0	$2,394.4
Equipment on Lease(1)
Wholly-owned subsidiaries	$3,923.6	$3,126.3
Partially-owned subsidiaries	1,879.6	1,938.6
	$5,803.2	$5,064.9
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	22.2%	30.8%
Partially-owned subsidiaries	72.7%	73.8%
Combined	38.6%	47.3%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Year Ended December 31,
	2016	2015
Operating activities:
Net income	$364.7	$826.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	283.0	266.4
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(13.5)	(166.1)
Other	382.9	179.3
Changes in assets and liabilities:
(Increase) decrease in receivables	(16.0)	(0.8)
(Increase) decrease in inventories	273.3	128.5
Increase (decrease) in accounts payable and accrued liabilities	(165.6)	(248.2)
Other	(18.6)	(45.4)
Net cash provided by operating activities	1,090.2	939.7
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	37.7	514.6
Proceeds from dispositions of property	16.0	8.2
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $92.0 and $295.9	(799.1)	(833.8)
Capital expenditures - manufacturing and other	(134.3)	(196.0)
(Increase) decrease in short-term marketable securities	(149.8)	(9.9)
Acquisitions	—	(46.2)
Divestitures	—	51.3
Other	6.8	0.5
Net cash required by investing activities	(1,022.7)	(511.3)
Financing activities:
Payments to retire debt	(162.5)	(587.2)
Proceeds from issuance of debt	—	242.4
Shares repurchased	(34.7)	(115.0)
Dividends paid to common shareholders	(66.7)	(64.9)
Purchase of shares to satisfy employee tax on vested stock	(16.3)	(27.5)
Distributions to noncontrolling interest	(26.4)	(39.2)
Decrease in restricted cash	17.6	48.3
Other	(1.1)	12.8
Net cash required by financing activities	(290.1)	(530.3)
Net decrease in cash and cash equivalents	(222.6)	(101.9)
Cash and cash equivalents at beginning of period	786.0	887.9
Cash and cash equivalents at end of period	$563.4	$786.0

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$67.6			$200.0
Unvested restricted share participation	(1.8)			(5.9)
Net income attributable to Trinity Industries, Inc. - basic	65.8	148.7	$0.44	194.1	149.0	$1.30
Effect of dilutive securities:
Convertible subordinated notes	—	0.7		—	0.6
Net income attributable to Trinity Industries, Inc. - diluted	$65.8	149.4	$0.44	$194.1	149.6	$1.30

	Year Ended December 31, 2016			Year Ended December 31, 2015
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$343.6			$796.5
Unvested restricted share participation	(9.4)			(24.1)
Net income attributable to Trinity Industries, Inc. - basic	334.2	148.4	$2.25	772.4	150.2	$5.14
Effect of dilutive securities:
Convertible subordinated notes	—	0.2		0.3	2.0
Net income attributable to Trinity Industries, Inc. - diluted	$334.2	148.6	$2.25	$772.7	152.2	$5.08

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended December 31,
	2016	2015
Net income	$74.2	$204.0
Add:
Interest expense	45.2	45.9
Provision for income taxes	41.4	110.3
Depreciation and amortization expense	72.4	68.5
Earnings before interest expense, income taxes, and depreciation and amortization expense	$233.2	$428.7

	Year Ended December 31,
	2016	2015
Net income	$364.7	$826.0
Add:
Interest expense	181.9	194.7
Provision for income taxes	202.1	426.0
Depreciation and amortization expense	283.0	266.4
Earnings before interest expense, income taxes, and depreciation and amortization expense	$1,031.7	$1,713.1

- END -